Exhibit 5.1

Tel 713.758.2222 Fax 713.758.2456

July 29, 2014

Compressco Partners, L.P.

101 Park Avenue, Suite 1200

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as counsel for Compressco Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of up to 17,572,000 common units representing limited partner interests in the Partnership (the “Units”), pursuant to that certain Underwriting Agreement, dated July 24, 2014 (the “Underwriting Agreement”), relating to the offering and sale of the Units by and among the Partnership and the several underwriters named therein (the “Underwriters”).

In rendering the opinion set forth below, we have examined and relied upon (i) the registration statement on Form S-3 (File No. 333-195438) with respect to the Units being sold by the Partnership (the “Registration Statement”); (ii) the prospectus dated May 9, 2014 (the “Prospectus”) included in the Registration Statement; (iii) the prospectus supplement dated July 24, 2014 (the “Prospectus Supplement”); (iv) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of June 20, 2011 (the “Partnership Agreement”); (v) the Underwriting Agreement; (vi) resolutions of the Board of Directors of Compressco Partners GP Inc., a Delaware corporation and the general partner of the Partnership, dated April 21, 2014 and July 17, 2014 and the pricing committee thereof dated July 24, 2014; and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed certain certificates of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

In rendering the opinion set forth below, we have assumed that all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with terms of the Underwriting Agreement, then the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and except as described in the Prospectus Supplement and the Prospectus).

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

July 29, 2014 Page 2

The opinion expressed herein is qualified in the following respects:

A. We have assumed, without independent investigation or verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

B. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

C. The foregoing opinion is limited in all respects to matters governed by the federal laws of the United States of America, the Delaware Revised Uniform Limited Partnership Act and the Constitution of the State of Delaware, in each case as currently in effect and as interpreted by the courts of the State of Delaware and of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Validity of the Common Units” in the Prospectus Supplement and under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.